WCA Waste Corporation Announces an Increase in Availability Under Its Credit Agreement and the Accelerated Vesting of Stock Options

HOUSTON, Dec. 22, 2005 (PRIMEZONE) -- WCA Waste Corporation (Nasdaq:WCAA) today announced that WCA Waste Systems, Inc., the primary operating subsidiary of WCA, exercised the accordion feature provision to increase the capacity of the revolving line of credit under its First Lien Credit Agreement with Wells Fargo Bank, National Association, as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto. As a result, the available capacity increased by $25 million from $29.4 million to $54.4 million.

On December 21, 2005, the Compensation Committee of its Board of Directors accelerated the vesting of all of the 432,654 outstanding and unvested options previously awarded to employees and non-employee directors pursuant to the Amended and Restated 2004 WCA Waste Corporation Incentive Plan effective as of December 21, 2005. All of WCA's outstanding options were "out-of-the-money" having a weighted average exercise price of $9.52 per share. In addition, on December 21, 2005, the Board of Directors of WCA ratified the acceleration of the vesting of such options.

Restrictions have been imposed on certain of the shares obtained through the accelerated vesting process by means of a Resale Restriction Agreement between WCA and each of its non-employee directors and executive officers. WCA will also use its best efforts to enter into a Resale Restriction Agreement with those other employees of WCA that have an employment agreement. The restrictions prevent the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option or the individual's termination of employment.

Typically, WCA grants stock options that vest ratably over a three-year period. WCA has been using a method in its pro forma footnote disclosure that reflects option compensation expense over the normal vesting period. After adoption of Statement of Financial Accounting Standards 123(R), "Share-Based Payment" on January 1, 2006, compensation expense for options issued prior to adoption will be calculated using the same method employed in the prior pro forma footnote disclosure. However, this compensation expense will be recognized in the income statement. For options issued subsequent to January 1, 2006, compensation expense will be recognized in the income statement using the method prescribed by the new pronouncement. The accelerated vesting enables WCA to eliminate the need to apply two different methodologies in calculating compensation expense on a going-forward basis. In addition, as a result of this action, the aggregate pre-tax compensation expense that would have been reflected in WCA's consolidated financial statements in future fiscal years will be reduced by approximately $1.1 million (approximately $0.7 million and $0.4 million in 2006 and 2007, respectively), or approximately $0.7 million after tax. As a result of the accelerated vesting, this total amount will instead be included in the pro forma footnote disclosure in WCA's consolidated financial statement for the fiscal year ending December 31, 2005.

WCA Waste Corporation is an integrated company engaged in the transportation, processing and disposal of non-hazardous solid waste. The Company's operations consists of nineteen landfills, twenty-one transfer stations/material recovery facilities and twenty-three collection operations located throughout Alabama, Arkansas, Florida, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Texas. The Company's common stock is traded on the NASDAQ National Market System under the symbol "WCAA."

The WCA Waste Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1736

Safe Harbor for Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "may," "will," "should," "outlook," "project," "intend," "seek," "plan," "believe," "anticipate," "expect," "estimate," "potential," "continue," or "opportunity," the negatives of these words, or similar words or expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. This is true of our description of our acquisition strategy for example. Such statements include, but are not limited to, plans, objectives, expectations and intentions and other statements that are not historical facts.

All such statements are based upon the current beliefs and expectations of WCA's management and are subject to significant risks and uncertainties. Some of those risks and uncertainties have been more fully described in "Risk Factors and Cautionary Statement about Forward-Looking Statements" in WCA's Quarterly Report on Form 10-Q with respect to the quarterly period ending on September 30, 2005. The risks and uncertainties include, without limitation: any weakness in the economy related to our markets may result in reductions in demand for the Company's services, we may not be able to integrate acquired businesses successfully, revenue and other synergies from the acquisition may not be fully realized or may take longer to realize than expected, we may not be able to improve internalization rates by directing waste volumes from acquired businesses to our landfills for regulatory or other reasons, we may suffer unexpected liabilities associated with our acquisitions, disruptions from the acquisition may make it more difficult to maintain relationships with customers, potential increases in commodity, insurance and fuel prices could increase our operating expenses significantly and we face the risk of new and changing regulation. Please consider these factors carefully in evaluating the forward-looking statements and do not place undue reliance on such forward- looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT:  WCA Waste Corporation
          Tommy Fatjo
          (713) 292-2400